Exhibit 10.31

Intercompany Loan Agreement

between

Bruker BioSpin GmbH

Silberstreifen 4,

76287 Rheinstetten

as Lender

and

Bruker HTS GmbH

Ehrichstrasse 10,

63450 Hanau

as Borrower

1.                                      The Loan

1.1                                 The Lender agrees to grant to the Borrower until further notice a credit line in the amount of EUR 5.500.000,00 (EUR Five Million Five hundred Thousand).

1.2                                 The payment can be executed in total or in partial amounts up to the nominal amount until prior written notice.

1.3                                 The obligation of the Borrower to repay the Loan and/or interest according to this agreement is subject to the condition that such payments do not cause a short fall of the net assets of the Borrower below the amount of the stated capital protected pursuant to §§ 30, 31 German Act on Limited Liability Companies (GmbHG) or any increase of an existing shortfall below such amount. To the extent the Borrower can capitalize hidden reserves by selling assets and thereby prevent an infringement of the net assets required to maintain the stated capital, it shall be obliged to sell such assets at its choice; any assets required for the business as a going concern shall however be released from this obligation.

2.                                      Interest

2.1                                 Interest shall be computed on the basis of the actual number of days elapsed in a 360-day-year. The interest rate is equal to 3.5% p. a..

2.2                                 Any interest shall become due and payable at the end of each quarter.

3.                                      Repayment

The repayment of the loan in the amount of the actual borrowing will be due on June 30th of each calendar year.

4.                                      Optional Repayments

The Borrower shall be entitled to repay the Loan at all times without premium or penalty upon prior written notice to the Lender, either in whole or in part.

5.                                      Securities

The Loan is secured by a Comfort Letter of Bruker Corporation, Billerica/USA providing the borrower with sufficient financial support to continue trading as a going concern and to discharge its debt and liabilities as they fall due.

Dated: September 7, 2009

Bruker HTS GmbH	Bruker BioSpin GmbH

/s/ Burkhard Prause /s/ Peter Unvericht	/s/ Bernd Geweise /s/ Joerg Laukien

Bruker Corporation

40 Manning Road

Billerica, MA 01821  USA

978-663-X1122 phone

978-667-2917 fax

www.bruker.com

William J. Knight

Chief Financial Officer

September 3, 2009

Dear Sirs,

We will provide Bruker HTS GmbH with sufficient financial support to enable it to:

Continue trading as a going concern;

Discharge its debts and liabilities as they fall due

We intend to provide such sufficient financial support to enable the company to trade and to discharge its debts and liabilities until December 31st, 2010.

Sincerely,

/s/ William Knight
William J. Knight
Chief Financial Officer